UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
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BIOSCRIP, INC.

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Filed by BioScrip, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

NEWS RELEASE
Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com
Lisa M. Wilson
In-Site Communications
Tel: (917) 543-9932
lwilson@insitecony.com
FOR IMMEDIATE RELEASE
BioScrip Reports 2009 Fourth Quarter and Year-End Financial Results
—Acquisition of Critical Homecare Solutions On Target—
ELMSFORD, N.Y.—(BUSINESS WIRE)—February 26, 2010—BioScrip, Inc. (Nasdaq: BIOS) today announced fourth quarter revenues of $341.6 million and net income of $40.7 million, or $0.99 per diluted share, which includes the reversal of the Company’s deferred tax valuation allowance of $41.1 million, expenses of $1.8 million associated with BioScrip’s pending acquisition of Critical Homecare Solutions, Inc. (“CHS”) and $4.3 million of incentive compensation expense relating to the Company’s employee compensation program. These results compare to revenues of $366.6 million and a net loss of $76.6 million, or $1.98 per diluted share, for the fourth quarter of 2008, which includes a goodwill impairment charge and intangible asset write off of $93.9 million. EBITDAO in the fourth quarter of 2009 was $1.8 million compared to $6.6 million in the prior year. Excluding the CHS expenses and incentive compensation discussed above, adjusted EBITDAO in the fourth quarter of 2009 would have been $7.8 million.
For the year ended December 31, 2009, the Company reported revenues of $1.3 billion and net income of $54.1 million, or $1.36 per diluted share, which includes the reversal of the Company’s deferred tax valuation allowance. This compares to revenues of $1.4 billion and a net loss of $74.0 million, or $1.93 diluted per share, and includes the $93.9 million impairment charge. EBITDAO for 2009 was $23.9 million compared to $20.5 million in 2008. Excluding the CHS acquisition expenses discussed above, adjusted EBITDAO would have been $25.7 million for 2009, an increase of 25%.
The deferred tax valuation allowance reversal was the result of BioScrip’s continued operational improvement over the last three years and the Company’s belief that it will realize the benefit of the deferred tax assets through taxable income in future periods.
Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer, stated, “Our 2009 results reflect the continued success of our strategy — to be the industry’s clinical leader in infusion, oral and injectable technologies and care management programs. The pending acquisition of CHS will enhance our position as the largest independent specialty pharmacy and leading provider of home health care services. Our expanded platform will broaden our national reach and depth of service at a local level. We remain confident in our strategy.”
Results of Operations
Revenues for the fourth quarter of 2009 totaled $341.6 million, compared to $366.6 million for the same period a year ago. Revenue declines in lower margin business were expected due to the previously announced elimination of the Medicare Competitive Acquisition Program (“CAP”) and the termination of the United Health Group (“UHG”) organ transplant and HIV/AIDS contracts, the impact of the industry-wide AWP settlement, partially offset by increased sales of higher margin infusion therapies and other specialty sales. Excluding the effect of the CAP and UHG contracts, 2009 fourth quarter revenues were 7.9% higher than the 2008 comparable period.
Gross profit for the fourth quarter of 2009 was $41.9 million, or 12.3%, compared to $38.0 million, or 10.4%, for the fourth quarter of 2008. Excluding CAP and UHG, gross margins for the fourth quarter of 2008 would have been 11.4%. This increase was primarily the result of improved product mix due to the continued focus on higher margin therapies as well as improved supply chain programs, partially offset by the impact of the

AWP settlement. Adjusted EBITDAO for the fourth quarter of 2009 was $7.8 million compared to $6.6 million in the prior year.
Revenues decreased to $1.3 billion for the year ended December 31, 2009 from $1.4 billion in 2008 as expected, due to revenue declines in lower margin business resulting from the previously announced elimination of the CAP and UHG contracts, partially offset by revenue generated under new contracts and drug inflation. Excluding CAP and UHG, revenues for 2009 would have increased $91.7 million or 7.6%.
Gross profit for 2009 was $157.8 million, or 11.9%, compared to $142.1 million, or 10.1%, for 2008. Excluding CAP and UHG, gross margins for 2008 would have been 11.2%. The increase was primarily the result of improved product mix due to the continued focus on higher margin therapies as well as improved supply chain programs. Adjusted EBITDAO for 2009 would have been $25.7 million compared to $21.3 million in the prior year.
Liquidity
In 2009, BioScrip generated $22.7 million of cash flow from operations. Cash was primarily generated by increases in net income and improved working capital management. Cash generated from operations was primarily used to pay down the Company’s revolving credit facility. Outstanding borrowings under the Company’s credit facility were $30.4 million at the end of 2009 as compared to $50.4 million at the end of 2008. Average borrowings during the fourth quarter were approximately $24.5 million, an improvement of more than $4.5 million over the third quarter of 2009 and $16.5 million compared to the fourth quarter of 2008.
Critical Homecare Solutions Acquisition Update
On January 25, 2010, the Company announced the signing of a definitive agreement to acquire CHS for an aggregate purchase price of $343.2 million in cash and stock. The acquisition is expected to close on or before April 1, 2010.

Rick Smith, BioScrip’s President and Chief Operating Officer, stated, “We continue to work diligently to close this exciting deal. CHS is a leading provider of home infusion and home health services to patients suffering from chronic and acute medical conditions. Together with BioScrip’s specialty pharmacy and home infusion platform, we will be a formidable industry leader with the capabilities to support local, regional and national health insurers and their members in all 50 states through our more than 120 points of service, a dedicated sales force of over 140 representatives and 1,000 managed care relationships.”
Financial Guidance
We are reaffirming our 2010 guidance. Assuming a closing date of March 31, BioScrip’s 2010 financial results would include 9 months of CHS’s operations. The combined companies are expected to generate revenues in 2010 of approximately $1.67 to $1.73 billion, gross profit of $267.0 to $277.0 million, or approximately 16% of sales, and adjusted EBITDAO of $67.0 to $71.0 million. The increased volume, access to high margin therapies and operating synergies available to the combined companies are expected to provide significant increases in revenue, an estimated 600 basis point improvement in gross margins and an estimated 200 basis point improvements in EBITDAO. The transaction is expected to be modestly accretive to earnings per share on a cash basis and slightly dilutive on a GAAP basis in 2010. Cash and GAAP earnings per share accretion is expected in 2011 and beyond.
Conference Call Information
BioScrip will host a conference call to discuss fourth quarter and year-end 2009 financial results on Friday, February 26, 2010 at 8:30 a.m. ET (Eastern Time). Interested parties may participate in the conference call by dialing 800-908-1236 (US), or 212-231-2906 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available shortly after the filing of the transcript with the U.S. Securities and Exchange Commission under Rule 14a-12 of the Securities Exchange Act of 1934, as amended, until 11:59 p.m. ET on Friday, March 12, by dialing 800-633-8284 (US), or

402-977-9140 (International), and entering reservation #21459141. An audio web cast and archive of the conference call will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com following its filing with the U.S. Securities and Exchange Commission under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payors and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Financial Measures
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 3 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides management with important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s continuing profitability trend.
Additional Information and Where to Find it
BioScrip, Inc. has filed a proxy statement regarding the issuance of stock in connection with the proposed transaction with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT MATERIALS FILED BY BIOSCRIP, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. All documents filed by BioScrip with the SEC may be obtained for free at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Investor Relations, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Corporate Secretary at 914-460-1600.
Participants in the Solicitation
BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009 and in the proxy statement for BioScrip’s special meeting of stockholders regarding the issuance of stock in connection with the proposed transaction which was filed with the SEC on February 24, 2010. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the proxy statement regarding the issuance of stock in connection with the proposed transaction that BioScrip filed with the SEC.
Safe Harbor Statement
This press release includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (SEC), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September

30, 2009, as amended. This press release speaks only as of its date, and BioScrip disclaims any duty to update the information herein.
###
TABLES TO FOLLOW

SCHEDULE 1
BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Receivables, less allowance for doubtful accounts of $11,504 and $11,629 at December 31, 2009 and 2008, respectively	151,113	158,649
Inventory	51,256	45,227
Short term deferred taxes	12,913	—
Prepaid expenses and other current assets	3,999	2,766

Total current assets	219,281	206,642

Property and equipment, net	15,454	14,748
Long term deferred taxes	26,793	—
Goodwill	24,498	24,498
Other non-current assets	1,194	1,069

Total assets	$287,220	$246,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$30,389	$50,411
Accounts payable	74,535	76,936
Claims payable	4,068	5,230
Amounts due to plan sponsors	4,938	5,646
Accrued expenses and other current liabilities	14,273	9,575

Total current liabilities	128,203	147,798

Deferred taxes	—	533
Income taxes payable	2,437	2,764
Other non-current liabilities	787	325

Total liabilities	131,427	151,420

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued:
42,766,478, and 41,622,629, respectively; shares outstanding; 39,675,865 and 38,691,356, respectively	4	4
Treasury stock, shares at cost: 2,647,613 and 2,624,186, respectively	(10,367)	(10,288)
Additional paid-in capital	254,677	248,441
Accumulated deficit	(88,521)	(142,620)

Total stockholders’ equity	155,793	95,537

Total liabilities and stockholders’ equity	$287,220	$246,957

Schedule 2
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenue	$341,551	$366,573	$1,329,525	$1,401,911
Cost of revenue	299,603	328,582	1,171,703	1,259,741

Gross profit	41,948	37,991	157,822	142,170
% of Revenue	12.3%	10.4%	11.9%	10.1%
Operating expenses
Selling, general and administrative expenses	39,385	32,107	133,720	127,138
Bad debt expense	3,226	1,881	8,636	4,667
Goodwill and intangible impairment	—	93,882	—	93,882

Total operating expense	42,611	127,870	142,356	225,687
% of Revenue	12.5%	34.9%	10.7%	16.1%

(Loss) income from operations	(663)	(89,879)	15,466	(83,517)
Interest expense, net	449	780	1,920	2,711

(Loss) income before income taxes	(1,112)	(90,659)	13,546	(86,228)
Tax benefit	41,802	14,075	40,553	12,196

Net income (loss)	$40,690	$(76,584)	$54,099	$(74,032)

Basic weighted average shares	39,513	38,589	38,985	38,417

Diluted weighted average shares	41,132	38,589	39,737	38,417

Basic net income (loss) per share	$1.03	$(1.98)	$1.39	$(1.93)

Diluted net income (loss) per share	$0.99	$(1.98)	$1.36	$(1.93)

(1)	Certain amounts have been reclassified to conform to the current presentation. Such classifications have had no impact on income from operations or net income.

Schedule 3
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands, except per share amounts)

		(unaudited)
		Three Months		Twelve Months
		December 31,		December 31,
		2009	2008	2009	2008
Net Income (loss)		$40,690	$(76,584)	$54,099	$(74,032)
Add back items:
Depreciation and amortization		1,437	1,707	5,033	6,393
Interest expense, net		449	780	1,920	2,711
Tax benefit		(41,802)	(14,075)	(40,553)	(12,196)
Stock-based compensation expense		1,034	931	3,419	3,790
Goodwill and intangible impairment		—	93,882	—	93,882

Earnings before interest, taxes, depreciation, amortization and share-based compensation expense (EBITDAO)		$1,808	$6,641	$23,918	$20,548

EBITDAO		$1,808	$6,641	$23,918	$20,548
Add back unusual or infrequent items:
Acquisition related costs	a	1,774		1,774
Incentive compensation expense	b	4,266
OIG settlement	c				795

Adjusted EBITDAO		$7,848	$6,641	$25,692	$21,343

(a)	Legal and accounting costs associated with pending acquisition of Critical Homecare Solutions Holdings, Inc.

(b)	Incentive compensation expense relating to the Company’s employee compensation program

(c)	Reflects one-time settlement of regulatory matter with the Office of Inspector General